SECOND AMENDED AND RESTATED OWNERSHIP LIMIT WAIVER AGREEMENT (VORNADO)

THIS SECOND AMENDED AND RESTATED OWNERSHIP LIMIT WAIVER AGREEMENT (this “Agreement”), dated as of December 6, 2010, is between Lexington Realty Trust, a Maryland real estate investment trust (the “Company”), and Vornado Realty L.P. (“VRT”), a Delaware limited partnership (together with any entity at least 99% of the voting securities of which are owned by VRT, “Vornado”) and amends and restates, as set forth below, that certain Ownership Limit Waiver Agreement (Vornado), dated as of December 31, 2006, between the Company and VRT (the “Original Agreement”), as further amended and restated by the Amended and Restated Ownership Limit Waiver Agreement, dated as of October 27, 2008, between the Company and VRT (the “First Restatement”), and as further amended by Amendment No. 1 to the First Restatement, dated April 21, 2009 (the “Amendment”). Capitalized terms used, but not otherwise defined, in this Agreement shall have the meanings given to them in the hereinafter-mentioned Declaration.

R E C I T A L S

A.           Article IX of the Company’s Declaration of Trust (the “Declaration”) contains (1) a restriction prohibiting any Person from Beneficially Owning or Constructively Owning outstanding shares of beneficial interest in the Company which are classified as Common Stock or Preferred Stock (the “Equity Stock”) in excess of 9.8% of the value of the outstanding Equity Stock of the Company (the “Ownership Limit”) and (2) a restriction setting forth that any sale, transfer, gift, hypothecation, pledge, assignment, devise or other disposition of Equity Stock of the Company that, if effective, would result in any Person Beneficially Owning or Constructively Owning Equity Stock in excess of the Ownership Limit shall be void ab initio as to the Transfer of that number of shares of Equity Stock which would be otherwise Beneficially or Constructively Owned by such Person in excess of the Ownership Limit; and the intended transferee shall acquire no rights in such excess shares of Equity Stock.

B.           The Company and Vornado entered into the Original Agreement in connection with the merger of Newkirk Realty Trust, Inc. with and into the Company on December 31, 2006.

C.           On October 27, 2008, the Company and Vornado entered into the First Restatement under which Vornado received an increase in the number of shares of Equity Stock that are covered by the Original Agreement in connection with a purchase of an additional 8.0 million shares of Equity Stock of the Company which purchase was estimated to close on or around October 31, 2008 (the date of the actual closing, the “Settlement Date”).

D.           On April 21, 2009, the Company and Vornado entered into the Amendment under which the Company and Vornado made certain clarifications to the First Restatement with regard to stock ownership arising out of stock dividends.

E.           Vornado has requested an increase in the number of shares of Equity Stock that are covered by this Agreement, in connection with a purchase of additional shares of Equity Stock of the Company.

F.           Pursuant to subparagraph (a)(9) of Article IX of the Declaration, the Company’s Board of Trustees has adopted resolutions approving Vornado’s exemption from the Ownership Limit on the terms and conditions hereinafter set forth.

AGREEMENT

1. WAIVER OF OWNERSHIP LIMIT

1.1 The Company exempts Vornado, effective as of the date hereof and subject to the terms herein, from the Ownership Limit solely:

(A)           (i) to the extent of Vornado’s Beneficial Ownership or Constructive Ownership of the lesser of (1) 21,351,461 shares of Equity Stock; and (2) any lesser number of shares of Equity Stock of the Company owned by Vornado from time to time after the earlier of December 31, 2013 and the first date upon which Vornado Beneficially or Constructively Owns the maximum number of shares of Equity Stock of the Company permitted pursuant to the foregoing clause (A)(i)(1) (the “Maximum Waiver Date”) (but excluding for the avoidance of doubt any shares described in Section 1.1(A)(ii) hereof), plus

(ii) the number of shares of Equity Stock of the Company issued by the Company to Vornado by reason of or in connection with any stock dividend declared and paid pursuant to Revenue Procedure 2008-68 or any similar Revenue Procedure or private letter ruling with respect to shares of Equity Stock exempt under this Agreement where the value of Vornado’s Beneficial or Constructive Ownership expressed as a percentage of the value of all shares of Equity Stock of the Company does not exceed 23% following such stock dividend (a “Permitted Stock Dividend”), and

(B) upon and subject to Vornado’s compliance with Section 2 below and its continued compliance with the covenants referred to therein.

This exemption shall not apply to any other shares of Equity Stock of the Company Beneficially Owned or Constructively Owned by Vornado.

1.2 For avoidance of doubt, (A) following any sale, assignment, transfer or other disposition by Vornado of shares of Equity Stock of the Company, the exemption granted by the Company hereunder shall exempt Vornado from the Ownership Limit only with respect to the maximum aggregate number of shares of Equity Stock of the Company, as the case may be, owned by Vornado immediately after such sale, assignment, transfer or disposition and after each such sale, assignment, transfer or disposition by Vornado anytime thereafter, (B) under no circumstances shall this exemption apply to any Equity Stock of the Company acquired by Vornado at any time after the Maximum Waiver Date, with the exception of shares of Equity Stock of the Company that are issued by the Company to Vornado by reason of or in connection with a Permitted Stock Dividend, and (C) Permitted Stock Dividends shall not include any shares of Equity Stock issued pursuant to a direct share purchase or dividend reinvestment plan.

1.3 No later than three (3) business days after the occurrence of the Maximum Waiver Date, Vornado shall provide written notification to the Company of (A) the occurrence of such Maximum Waiver Date and (B) the number of shares and applicable holder of Equity Stock of the Company Beneficially and Constructively Owned by Vornado on such date.

2. LIMITATIONS AND OTHER MATTERS

2.1 The exemption set forth in Section 1 above (the “Ownership Limit Waiver”) shall not be effective if and to the extent that, as a result of Vornado’s ownership of Equity Stock of the Company permitted by reason of the Ownership Limit Waiver:

(A) the Company would be considered to own (actually or Constructively, applying the provisions of Section 856(d)(5) of the Code) an interest described in Section 856(d)(2)(B) of the Code in a “Vornado Related Tenant” (as defined in Section 2.4 herein), or

(B) any “individual” (within the meaning of Section 542(a)(2) of the Code) would be considered to  “own”  (within the meaning of Section 856(h) of the Code) any of the shares of Equity Stock of the Company covered by the Ownership Limit Waiver, of more than 9.8% (by number of shares or value, whichever is more restrictive) of the total outstanding shares of Equity Stock of the Company (whether or not such ownership causes the Company to be “closely held” under the REIT rules).

In addition, if the Ownership Limit Waiver is not effective as a result of the operation of any clause(s) of the preceding sentence, the Equity Stock of the Company that otherwise would be Excess Stock shall be deemed to have been transferred to the Company in accordance with subparagraph (b)(1) of Article IX of the Declaration.

2.2 For the Ownership Limit Waiver to be effective, Vornado Realty L.P. must execute a counterpart signature page to this Agreement and complete and make the representations and covenants set forth in the Certificate of Representations and Covenants, the form of which is attached hereto as Exhibit A (the “Certificate”), and must deliver such Certificate to the Company.  Except as otherwise determined by the Board of Trustees of the Company, the Ownership Limit Waiver shall cease to be effective upon any breach of the representations or covenants set forth herein or in the Certificate.  In addition, if the Ownership Limit Waiver ceases to be effective as a result of the operation of the preceding sentence, the shares of Equity Stock of the Company that would otherwise be Excess Stock shall be deemed to have been transferred to the Company in accordance with subparagraph (b)(1) of Article IX of the Declaration.

2.3 Vornado Realty L.P. shall deliver to the Company, at such times as may reasonably be requested by the Company (it being acknowledged that the Company may reasonably make such request on at least a calendar quarterly basis), a certificate signed by an authorized officer of Vornado Realty L.P. to the effect that Vornado Realty L.P. has complied and expects to continue to comply with its representations and covenants set forth in this Agreement and the Certificate.  If so requested by the Company, Vornado will cooperate with the Company in investigating any direct or indirect relationship that Vornado and any Person whose ownership of shares of Equity Stock of the Company would be attributed to Vornado under Section 318(a) of the Code (as modified by Section 856(d)(5) of the Code), may have with the Company’s tenants or “independent contractors” (within the meaning of Section 856(d)(3) of the Code) for purposes of determining compliance with the provisions of this Ownership Limit Waiver and in updating the Certificate accordingly.  However, the Company’s remedies under this Agreement with respect to Vornado Realty L.P.’s representations and covenants set forth in this Agreement and the Certificate shall become effective only if and for the taxable years of the Company during which Vornado requires the exemptions afforded to Vornado under this Agreement (the “Waiver Period”).

2.4 For purposes of this Agreement, “Vornado Related Tenant” means any entity:

(A) in which Vornado owns during the Waiver Period (actually or Constructively, applying the provisions of Section 856(d)(5) of the Code), in the case of a corporation, shares equal to or greater than the “Threshold Percentage” (as defined in Section 2.5 herein) of either the total combined voting power of all classes of stock of such entity entitled to vote or the total value of shares of all classes of stock of such entity or, in the case of an entity that is not a corporation, an interest equal to or greater than the Threshold Percentage in the assets or net profits of such entity (such actual or Constructive ownership equal to or greater than the Threshold Percentage being hereinafter called a “Related Interest”),

(B) from which the Company is or will be deriving rental income (other than a taxable REIT subsidiary, if the requirements of Section 856(d)(8) of the Code are satisfied) and

(C) included in the tenant list (the “Tenant List”) attached hereto as Exhibit B (or added to such Tenant List pursuant to the next sentence), unless the Board of Trustees of the Company has determined that the Company derives (and is expected to continue to derive) an amount of gross rental income that is sufficiently small so as not to adversely affect the Company’s ability to qualify as a REIT.

The Company may add an entity to the Tenant List from time to time by written notice (which may be made by email with a written confirmation copy to follow within one business day by hand, facsimile or overnight delivery) to Vornado and Vornado shall promptly review any such revisions to the Tenant List (reflecting substitute or additional tenants) at the request of the Company and recertify its acknowledgment and agreement under this Agreement to such Tenant List within 10 (ten) business days of the date of such written notice, which response may initially be made by email, but shall be followed within 10 (ten) business days thereafter with a hard copy of recertification of the Certificate in Exhibit A with the updated Tenant List attached (the “Response Period”), provided, however, that if such notice is delivered at a time when Vornado owns a Related Interest in such entity that would result in the Company’s owning (actually or Constructively) an interest in such entity described in Section 856(d)(2)(B) of the Code, then, subject to the following proviso, such entity shall not be added to the Tenant List so long as Vornado so notifies the Company within the Response Period, which response shall include Vornado’s percentage owned in such entity; provided, further, that if such notice is given at a time when either Vornado’s interest in such entity has a fair market value of less than $1,000,000 or Vornado is engaged in active discussions regarding a potential acquisition of a Related Interest in such entity that would result in the Company’s owning (actually or Constructively) an interest in such entity described in Section 856(d)(2)(B) of the Code, then Vornado shall so notify the Company within the Response Period, and the parties shall jointly determine in good faith, based on the parties’ relative economic interests and REIT qualification interests with respect to such entity, whether such entity shall be added to the Tenant List.  Vornado shall advise the Company of the percentage ownership that its Related Interest represents in each Vornado Related Tenant not later than five days following the date of the Company’s request for such information.

2.5 For purposes of Section 2.4 above, the “Threshold Percentage” shall mean the percentage which, taking into account the shares or other ownership interests in the applicable tenant held by each other holder of shares of Equity Stock of the Company (as of the date of determination) who (as of the date of determination)has been granted an exemption from the Ownership Limit (an “Exempt Holder”), would cause the Company to own (actually or Constructively, applying the provisions of Section 856(d)(5) of the Code) stock or other ownership interests in such applicable tenant equal to or greater than 7.8%.  If more than one Exempt Holder owns shares or other ownership interests with respect to the applicable tenant that, in the aggregate, amount to 7.8% or greater , then each such Exempt Holder’s Threshold Percentage in such applicable tenant shall mean the percentage determined by dividing 7.8% by the number of such Exempt Holders as of the date of determination; provided that Vornado’s Threshold Percentage in an applicable tenant shall not be shared with (1) the Exempt Holders on Exhibit C hereto or (2) any additional Exempt Holder to the extent of Vornado’s ownership in such tenant on the date the Company grants a waiver of Article IX to such Exempt Holder.  The Company hereby (1) represents and warrants that as of the date hereof, the Company has granted waivers of Article IX of the Declaration to those Exempt Holders (other than Vornado) as set forth on Exhibit C hereto and (2) agrees to give written notice to Vornado thirty (30) days prior to granting a waiver of Article IX of the Declaration to any additional Exempted Holder.

3. MISCELLANEOUS

3.1 All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Maryland, without giving effect to any choice of law or conflict of law provision (whether of the State of Maryland or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Maryland.

3.2 This Agreement may be signed by the parties in separate counterparts, each of which when so signed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

3.3 All references to any Code provision shall be deemed to include any successor provisions of the Code and any regulatory, judicial or administrative amendment or interpretation of such statutory provisions.

3.4 To the extent shares of Equity Stock subject to the Ownership Limitation Waiver provided for in this Agreement are treated as Excess Shares pursuant to Article IX of the Declaration, if permitted under applicable law and regulation, the treatment of shares of Equity Stock as Excess Shares shall be done in a way that first treats shares of Equity Stock other than shares of Equity Stock acquired prior to the applicable Maximum Waiver Date as Excess Shares and then any other shares of Equity Stock, including the shares of Equity Stock acquired on the applicable Maximum Waiver Date. For the avoidance of doubt, nothing in this Agreement shall be interpreted, construed or deemed to grant a waiver of the Ownership Limit to anyone other than Vornado.

[Signature Page Follows]

Each of the parties has caused this Agreement to be signed by its duly authorized officers as of the date set forth in the introductory paragraph hereof.

THE COMPANY	VORNADO

Lexington Realty Trust	Vornado Realty L.P.
By: Vornado Realty Trust General Partner

By: /s/ T. Wilson Eglin	By: /s/ Alan J. Rice
Name: T. Wilson Eglin	Name: Alan J. Rice
Title: Chief Executive Officer	Title: SVP

LEGAL_US_E # 89882819.7

EXHIBIT A TO THE WAIVER AGREEMENT

CERTIFICATE OF REPRESENTATIONS AND COVENANTS

FOR

OWNERSHIP LIMIT WAIVER

The undersigned desires that the Second Amended and Restated Ownership Limit Waiver Agreement (the “Waiver Agreement”) dated as of December 6, 2010, between the undersigned and Lexington Realty Trust, a Maryland real estate investment trust (the “Company”), be applicable to the shares of Equity Stock of the Company Beneficially Owned or Constructively Owned or to be received by the undersigned to the extent provided in the Waiver Agreement.  Capitalized terms used, but not otherwise defined, in this Certificate shall have the meanings given to them in the Waiver Agreement.

In connection with the Waiver Agreement, the undersigned makes the following representations effective as of the date of execution hereof:

(a)	For U.S. federal income tax purposes, Vornado is a United States person within the meaning of Section 7701(a)(30) of the Code.

(b)	The Equity Stock of the Company covered by the Waiver Agreement will be acquired by Vornado for its own account.

(c)
Except as disclosed to the Company in writing, Vornado does not own (actually or Constructively, applying the provisions of Section 856(d)(5) of the Code) a Related Interest in any of the entities included in the Tenant List attached hereto as Schedule A, as the same may be supplemented from time to time in accordance with the Waiver Agreement.

(d)
Vornado agrees that, during the Waiver Period, it will give ten (10) days’ written notice to the Company following an increase in its ownership in any of the entities included in the Tenant List attached hereto (1) in excess of the lesser of (1) 5% and (2) Vornado’s Threshold Percentage less .5%.  Vornado shall also give ten (10) days’ written notice to the Company during the Waiver Period following each time its ownership in any of the entities included in the Tenant List increases more than .5% above the applicable amount in the immediately preceding sentence.

(e)
Vornado shall not take any affirmative action in the future that could reasonably be expected to cause the Company to be treated as deriving “impermissible tenant service income” (within the meaning of Section 856(d)(7) of the Code), provided that any “independent contractor” for purposes of Section 856 of the Code is identified in Schedule B attached hereto.

(f)	Vornado further represents and warrants to the Company that:

(i)	as of the date of execution and delivery hereof; it Beneficially Owns or Constructively Owns 18,468,969 shares of Equity Stock of the Company; and

(ii)
no “individual” (as defined in Section 542(a)(2) of the Code) who “owns” (within the meaning of Section 856(h)(1) of the Code) any of the shares of Equity Stock of the Company covered by the Ownership Limit Waiver, shall own shares of Equity Stock of the Company in an amount greater than 9.8% (by number of shares or value, whichever is more restrictive) of the total outstanding shares of Equity Stock of the Company.

(g)
The undersigned covenants to notify the Company promptly after the undersigned obtains knowledge that any of the foregoing representations (including any disclosures provided in connection with its representation in (c) above) is or may no longer continue to be accurate.

Vornado Realty L.P.
Dated:_________________
By: Vornado Realty Trust General Partner

By:
Name: Alan J. Rice
Title: Senior Vice President

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SCHEDULE A TO THE CERTIFICATE

TENANT LIST
Omitted from filing.

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SCHEDULE B TO THE CERTIFICATE

INDEPENDENT CONTRACTOR LIST

Omitted from filing.

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EXHIBIT B TO THE WAIVER AGREEMENT

TENANT LIST
Omitted from filing.

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EXHIBIT C TO THE WAIVER AGREEMENT

EXEMPT WAIVER HOLDERS

1.	BlackRock, Inc. up to 15,850,951 shares of Common Stock
2.
Cohen & Steers Capital Management, Inc. up to 15,850,951 shares of Common Stock, 372,880 shares of Series B Preferred Stock, 336,439 shares of Series C Preferred Stock, and 1,001,443 shares of Series D Preferred Stock